Exhibit 99.2

Atlas Energy, Inc.	ATLS	Atlas Energy, Inc and Reliance Industries Limited Joint Venture Call	Apr. 12, 2010
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•	MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen and welcome to the Atlas Energy Incorporated Marcellus Joint Venture Conference Call. My name is Noalia [ph] and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. [Operator Instructions] As a reminder this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s conference, Mr. Brian Begley, Director of Investor Relations. Please proceed.

Brian J. Begley, Vice President, Investor Relations

Thank you and good morning, everyone. And thank you for joining us for today’s call to discuss our Marcellus joint venture with Reliance Industries that was announced this past Friday. And as we get started I’d like to remind everyone of the following, that during this conference call we make certain forward-looking statements and in this context forward-looking statements often address our expected future business and financial performance and financial condition and often contains words such as expect, anticipates and similar words or phrases.

Forward-looking statements by their nature address matters that are uncertain, and are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. We discussed these risks in our quarterly report on Form 10-Q and our annual report also on Form 10-K, particularly in Item 1. And I’d also like to caution you not to place undue reliance on these forward-looking statements which reflect management’s analysis only as of the date hereof.

The company undertakes no obligations to publicly update our forward-looking statements or to publicly release the results of any revisions to forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect any occurrence of unanticipated events.

And with that, I’d like to turn the call over to our Chairman and Chief Executive Officer, Ed Cohen, for his remarks.

Edward Cohen, Chairman and Chief Executive Officer

Hello, everyone. I want to thank you all for joining us today and I especially want to thank all the analysts and others who have been so auditory about the joint venture with Reliance Industries that was announced on Friday. At the outset, however, I want to emphasize two things: one, why we’re so glad to be partnering with Reliance; and two, why we think that this transaction should be valued not only in terms of the transaction price, pleasant as we do find the $1.7 billion, but we think it should be valued much more for the much greater benefit that in the near term and in the long run this deal will generate for us and for Reliance.

First, let me talk about why Reliance is the right partner for us. We received an enormously positive response to our exploration of a joint venture. And Reliance’s proposal was not the only one in this elevated dollar range. But we chose to join with Reliance for reasons beyond the headline sticker tag.

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Atlas Energy, Inc.	ATLS	Atlas Energy, Inc and Reliance Industries Limited Joint Venture Call	Apr. 12, 2010
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As a large E&P company itself with production of almost 3 billion cubic feet equivalent per day and enviable record as a low cost producer in highly technical operations, Reliance really brings to our joint venture its own expertise and geo-scientific capability. As one of the world’s largest oil refiners and as one of the world’s largest petrochemical producers with a market cap approaching US$80 billion, based in a highly successful economy that is the envy of much of the rest of the world, Reliance is financially able to help us effectuate and to even accelerate a massive expansion of our Marcellus efforts far beyond our present assets. As the Financial Times reported on Saturday, and as Reliance stated in its discussion of its joint venture on Friday, Reliance anticipates a possible further $3.4 billion commitment to our joint venture over the next decade.

But there’s also a human element to a successful joint venture and simply put, the chemistry seems right for this undertaking. For weeks now, in fashioning the myriad details of this alliance, we have worked pleasantly and effectively with the most senior management of Reliance. Executive director, PMS Prasad, the chief of upstream operations worldwide, Walter Van De Vijver, the CFO, Alok Agarwal, and a host of others. We were even honored with the personal interest of Mr. Mukesh Ambani, Reliance’s legendary Chairman and Managing Director.

From this interaction, we concluded that with Reliance, we can do great things together. And these great things are the second point that I want to elaborate on. Atlas absolutely intends to give more than 100% effort to ensuring the successful, highly accelerated development of the assets in the area of mutual interest, some 300,000 acres. We will be helped enormously by the continuing success we’ve been having in our ongoing horizontal Marcellus drilling. As you’ll all hear in some detail at our quarterly conference call in a few weeks.

Beyond this, because our existing acreage is so contiguous in our core holdings, and because of the intensive local knowledge and relationships, commanded by Atlas in this prime area, we are in a position immediately to add substantial acreage to the joint venture, and the to do so at relatively favorable prices. We expect to announce shortly new acquisitions covering 10s of thousands of acres of prime Marcellus Shale energy rights. Atlas will offer its direct investor programs, the opportunity to participate in the development of Marcellus Shale acreage outside the Reliance AMI.

In addition to the Marcellus, we have great hopes for the Utica Shale, which is perspective we think in our holdings and Mercer, Crawford and other Pennsylvania counties. We’re excited about expanding our Michigan efforts and of course, we’ve been having considerable success as you know with the New Albany and Indiana. Hennessy continues to be promising. All of this offers the possibility of significant expansion of our investor partnership programs in areas outside the Reliance joint venture area of mutual interest. And of course, a number of analysts and others have noted how favorably this joint venture bodes for our Laurel Mountain Midstream Appalachian pipeline joint venture which we have with Williams.

Now, just for the record, a quick reprise of the salient features of the Reliance joint venture. As part of a farm-out arrangement, Atlas will transfer an interest in its Marcellus Shale position, equal to 120,343 net acres in a transaction valued at $1.7 billion. Reliance will pay approximately $340 million in cash upon closing, and an additional approximately $1.36 billion in the form of a drilling carry for the benefit of Atlas. Reliance will acquire a 40% undivided interest in precisely 300,858 net acres, 120,343 net acres to Reliance, of undeveloped leasehold held by Atlas, and Atlas will retain a 60% undivided interest in the acreage.

In addition to funding its own 40% of drilling obligations, Reliance has agreed to fund 75% of Atlas’ respective portion of drilling and completion costs until the $1.36 billion drilling carry is fully utilized.

Now, Atlas has up to five and-a-half years to utilize the drilling carry, subject to a two-year extension under certain conditions. Atlas and Reliance have agreed upon a five year development plan that calls for the drilling of 45 horizontal Marcellus Shale wells in the joint venture during the remainder of 2010 and that increases to 108 wells in 2011, 178 wells in 2012, and 300 wells in 2013.

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Atlas Energy, Inc.	ATLS	Atlas Energy, Inc and Reliance Industries Limited Joint Venture Call	Apr. 12, 2010
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Atlas will serve as the development operator and as the sole leasing agent for the joint venture. But Reliance will have the option to operate in certain project areas in the coming years, outside of Atlas’ core operating areas of Fayette, Greene, Washington and Westmoreland counties in southwestern Pennsylvania.

In the near future, Atlas and Reliance expect to considerably grow the joint venture’s Marcellus Shale leasehold position within the AMI. Reliance will have the option to acquire a 40% share of such new acreage, under terms comparable to those agreed to by Atlas and each party will pay its proportionate share of acquisition costs. In addition, if Atlas decides to sell all or a substantial part of the 280,000 additional Appalachian acres currently controlled by it but excluded from the joint venture and not included in the AMI, Atlas has granted Reliance a right to purchase such acreage at a price of $8,000 per acre.

Let me summarize. This joint venture vastly improves Atlas’ balance sheet and future cash flow. The upfront payment, $340 million, will immediately delever our balance sheet and sharply increase Atlas’ liquidity. In fact, eliminating all bank borrowing on our revolver which has a present borrowing base of $575 million.

Net of the drilling carry, Atlas’ finding and development costs should be less than $0.20 per 1,000 cubic feet equivalent. Assuming the current NYMEX strip price, and on present operations, our cash balances will begin building into the hundreds of millions of dollars. We are hopeful that the rating agencies will take appropriate notice of these changes. And if in the future the market price of Atlas stock should not reflect what we consider to be an appropriate valuation, our burgeoning liquidity will enable us to take appropriate action.

Now, I’ve seen a number of analyses that calculate a price at Atlas GOS [ph]. Significantly higher than our present stock value and that’s based on a dissection of our various assets.

Our Marcellus Shale acreage is given so much value, our existing reserves, our pipeline and processing assets, our direct investment. This streaming undoubtedly justified, but in my opinion we have value considerably beyond the premium.

As a functioning business, we should further command, again in my opinion, an enterprise value premium reflective of our ability to generate an enormous cash flow. This anticipated cash flow properly discounted offers, I think, the best guide to an accurate valuation of our company. And it also provides the future financial strength to remedy any flagrant undervaluation by Mr. Martin.

We’re now ready to take questions. Now, we’ll have available for answers, among others, Jon Cohen, the Chairman of our Executive Committee; Matt Jones, Atlas’ CFO; Rich Weber, our President; and Daniel Herz, Senior Vice President for Corporate Development. [indiscernible], I think we’re ready for questions.

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Atlas Energy, Inc.	ATLS	Atlas Energy, Inc and Reliance Industries Limited Joint Venture Call	Apr. 12, 2010
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•	QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]

Your first question comes from the line of Scott Hamel with RBC.

<Q – Scott Hamel>: Thanks. Good morning and congratulations on the announcement last week.

<A – Edward Cohen>: Thanks, Scott.

<Q – Scott Hamel>: When you look at this deal, can you also indicate does Reliance receive any of the current proved reserves or production on the acreage that’s covered by the AMI?

<A – Edward Cohen>: No, they do not.

<Q – Scott Hamel>: Okay. And you also mentioned the Utica shale potential. When you look at the acreage, do they get rights just of the Marcellus or do they get rights above and below that as well?

<A – Edward Cohen>: Just to the Marcellus, and literally from the bottom of the Tully formation and the bottom of the formation within the AMI.

<Q – Scott Hamel>: Okay, got it. And when you — you also mentioned that you’ve looked to pick up another I guess tens of thousands of additional acreage soon. And I’m sorry if I misunderstood that, but would that be within the AMI as well, meaning that you and Reliance would carve up that acreage between the two of you.

<A – Edward Cohen>: Yes, it’s in our core area and what we said is we’ll have an announcement we anticipate shortly.

<Q – Scott Hamel>: Okay. Got it. And looking at this drilling ramp-up, it’s pretty significant. Could you sort of indicate what you all have in place or will have in place in terms of infrastructure and other services including number of rigs to sort of get there in five, five and-a-half years.

<A – Edward Cohen>: Rich is going to take you through this now.

<A – Richard Weber>: Well, Scott, certainly that’s very front and center on our minds. You know, this schedule, while ambitious, is very doable. We think we’ll get up to in the neighborhood of as few as 13 rigs, as many as 17. We’ll have to see. But we’re certainly scaling our organization to support that kind of activity. Obviously, our partners at Laurel Mountain Midstream are already well under way in terms of building out our gathering system. And so we anticipate that we will have the infrastructure in place and the resources in place to achieve this plan.

<Q>: Specifically on the infrastructure in Laurel Mountain, you all talked about sort of that header system in place in the core acreage. Is there any update to that?

<A>: We will have further updates on our quarterly call. But that activity is, as I said, well under way. In fact, Laurel Mountain has started clearing trees and getting ready for construction this spring.

<Q>: Okay.

<A>: And that’s another joint venture that we’ve been very pleased with.

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Atlas Energy, Inc.	ATLS	Atlas Energy, Inc and Reliance Industries Limited Joint Venture Call	Apr. 12, 2010
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<Q>: Okay. Thanks. One last quick question. You talked about drilling on the acreage with Reliance. What happens on the — I guess the “non-core acreage or better said non-JV acreage, will there be any planned activity on that or how should we look at that”.

<A>: I think as we indicated we’re going to give opportunity to our investor programs to work aggressively there.

<Q>: Okay. So will any investor programs be done on the core acreage at this time? I know there was some vertical and horizontal locations. Would those both be in the drilled at, within the — I guess within the JV and not in the partnerships?

<A>: Aside from a limited number of wells which are already committed for, the investor partnerships will not be active in the AMI.

<Q>: Got it. Thanks.

Operator: Your next question comes from the line of Ray Deacon with Pritchard Capital.

<Q – Ray Deacon>: What would be the earliest point that you might repurchase shares?

<A>: We have always been watching the markets. I think people know that we’ve had with the aid of hindsight a tremendously successful record in our aggressive buyback. Right now, the market seems to be heading toward a proper valuation. So it’s hard to predict. But we are always watching and we’re in a position to take action if the market misevaluates in our opinion our situation. A wise man once told me, the easiest thing that a corporate executive can do is to delude himself in the believing that the stock is undervalued. And I think if we look at the history some companies in the United States and elsewhere, it reinforces that thought. On the other hand, we do know the value of our assets. We’re doing our best to get, as we have right along been doing our best to get the story out and we’ll simply watch.

<Q – Ray Deacon>: I guess could you just remind me, pro forma for the cash, what is your total liquidity currently? Is your borrowing base likely to be redetermined?

<A>: Matt Jones, our CFO.

<A – Matthew Jones>: Yeah, hi Ray. At the end of the fourth quarter we had about 184 million drawn against a revolver of $575 million approved. So we had a very substantial liquidity available to us at that time, as Ed mentioned. Use of proceeds with the closing of this JV transaction will totally reduce really effectively eliminate borrowings against the revolver. So we’ll have the fullness of our revolver available to us upon the conclusion of this transaction.

So we’ll have very substantial liquidity available and as Ed mentioned, very likely beginning very quickly substantial free cash flow generation as a result of the transaction. I think we’ll be in a very good position with respect to liquidity.

<Q – Ray Deacon>: And what was the [indiscernible] factor I know you were – very low on the acreage?

<A>: We believe that the transaction, both the cash consideration paid at closing, as well as the carry portion of the transaction will be tax deferred.

<Q>: And just one other question. On the average size of the reserves, if I back into your $0.20 F&B cost, sounds like you’re maybe saying the per well might be a little above 4Bs, I saw a range this morning close to 5Bs per well, do you have any latest thoughts per well?

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Atlas Energy, Inc.	ATLS	Atlas Energy, Inc and Reliance Industries Limited Joint Venture Call	Apr. 12, 2010
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<A>: We’ll talk more about that on our quarterly call, but we are expecting average reserves to exceed 4 Bcf, probably closer in the 5 Bcf range.

<Q>: Okay. Thanks very much. Congratulations.

<A>: Thank you, Ray.

Operator: Your next question comes from the line of Jack Aydin with KeyBanc.

<Q – Jack Aydin>: Congratulations, guys.

<A>: Thank you, Jack.

<Q – Jack Aydin>: Going back on the reserve, I know in your presentation of page three, you said you know the recent wells that you drilled you assigned 5.6 Bcfe UR, is that internal or external reservoir engineering assignment?

<A>: Those were reserves assigned by Randy Wright.

<Q – Jack Aydin>: Okay.

<A>: Which is our external reservoir engineer.

<Q – Jack Aydin>: So in a way it is fair to say, you know, based on the — what you have seen, it looks like the reserve UR might be trending a little bit higher than the five, hopefully?

<A>: We are hopeful about that and we’ve been very pleased with the upward trend.

<Q – Jack Aydin>: Thanks a lot. That’s what I have but congratulations.

<A>: Thank you, Jack.

Operator: Your next question comes from the line of Lee Cooperman with Omega Advisors.

<Q – Lee Cooperman>: Hi, good morning and I’ll add my congratulations to everybody else’s. You’ve answered my first question that you’re cognizant of the need to really build up the staff given the dramatic expansion of drilling that we’re undertaking. My second question, which I think you talked a little bit about but didn’t addressed maybe directly. We think with the Reliance transaction Atlas becomes a self funding company from a cash flow standpoint, perhaps even will generate excess cash flow for the shareholders within a relatively short period of time. If this is the case, what does the future hold for Atlas’ private partnership business, does the company need this funding source, is it the best use of Atlas management time to operate what I think is a time intensive partnership business?

<A>: I’ll answer the second question and then I’m going to return to the first one about staff. But basically, we have an enormously capable group of executives headed by Freddie Kotek who have been handling the investor program operation for decades now. So the senior management, which does situations like this joint venture and is responsible for the company’s corporate and geological development really is not at all or almost not at all involved with the investor programs. But we’ve never been able to get across I think to analysts just how profitable and how successful the investor programs are. It was only when there was a little flurry of discussion about possibly having adverse tax implications for our programs that people began surprisingly to be worried that this might adversely affect the company. It’s just a wonderful program. It’s been wonderful for our investors for

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Atlas Energy, Inc.	ATLS	Atlas Energy, Inc and Reliance Industries Limited Joint Venture Call	Apr. 12, 2010
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decades. It produces tremendously favorable cash flow, much sufficient cash load to undertake the kind of billion dollar programs that we’re now talking about and it does have the adverse effect that our company’s desire to build huge, huge reserves and expand our own production net to our account is not as well enhanced by the investor programs as a relationship with Reliance.

Also, and I don’t mean to be critical of our investors, the taxpayers of the United States who benefit so much from our programs have never been able to offer us geo-scientific capable such as we get from a wonderful partner like Reliance. So these programs will continue. We hope that they will expand. We think it’s been a win-win situation for our company and for the investors. And in no way I think does it diminish our ability to continue to develop ourselves into a very, very significant true energy company.

And as far as the staff goes, we are cognizant of the need to further expand it but I would like to once again remind everyone that for the past two years, we have been hiring dozens of professionals and geological and production and exploration drilling, completion, land people. This company, when I look back on all – on what it was two years ago, it’s hard to even see the similarity, except for the quality.

We had a small number of highly qualified people two years ago. Now we have a large number of such people and with the aid of Reliance and with some good fortune, we should have a much higher number of really qualified people. In fact, one of the nice things about this transaction is that we will be able to bring to the Commonwealth of Pennsylvania which really needs it a large number of really well-paying jobs and that should be very good.

We also have been staffing up our environmental and safety departments and we think that that’s another area where we will be providing good employment. But it also will enable us to continue to strive toward our zero tolerance achievement in safety and environmental areas. Sorry to be so long-winded, Lee.

<Q>: No, that’s good. Thank you. Again, congratulations. Very nice.

Operator: Your next question comes from the line of Marshall Carver with Capital One Southcoast.

<Q – Marshall Carver>: Yeah, just a couple of questions. Do you have new CapEx guidance and production guidance for 2010, given the new drilling plans?

<A>: I think you’ll be very pleased with our quarterly conference call, in which we’ll explore that.

<Q – Marshall Carver>: Okay. And any update in G&A guidance for the year or will that come on the quarterly call as well?

<A>: You’re right, we will go into that on the quarterly call.

<Q – Marshall Carver>: Okay. Well, I’ll just wait a few weeks then and congrats on a good JV, seems very positive.

<A>: Thank you very much and thank you for your patience. We’ve been so busy obviously working on this transaction that we need a couple of weeks really to sort things out.

<Q – Marshall Carver>: Okay. Thank you.

Operator: Your next question comes from the line of Greg Brody [ph] with JPMorgan.

<A>: Greg, are you there?

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Atlas Energy, Inc.	ATLS	Atlas Energy, Inc and Reliance Industries Limited Joint Venture Call	Apr. 12, 2010
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<Q>: Yeah, good morning. Sorry about that. Congratulations on the transaction. I was just wondering on your, you mentioned the willingness to potentially buy back shares. How do you think about that with respect to your rating and then leverage targets and liquidity targets?

<A>: Yeah, Greg. This is Matt. I think that one of the priorities of our business as has been the case for some time. We hope that this transaction accelerates our ability to realize this desire, but we’ve had the desire to meaningfully increase our credit ratings. We hope that the agencies will take the view that we have that this is really phenomenally credit accretive.

This event is phenomenally credit accretive to our company and that the cash flow that we’ll be generating, the restructuring of our balance sheet, if you will, not that it was inappropriately structured but the improvement, enhancement to our liquidity and capital structure, our future cash flow, free cash flow generation will all lead — will all result in the agencies taking a favorable view of our position.

I think buying back stock compared to other alternatives will be something we’ll evaluate along the way, but certainly we’ll keep a very close eye on the impact of the use of our cash flow on rating agency review and really for ourselves internally on sound balance sheet and financial management.

<A>: I think as analysts begin to understand fully the incredible impact this has on our liquidity, it will become apparent that the burgeoning cash flow will both be able to satisfy the most demanding bond analysts and make the equity people also happy.

<Q>: That’s great. Just one more...

<A>: And in addition, you can lose weight.

<Q>: Just one more question for you. Just as you’re accelerating your drilling, do you – have you had a chance to look at contracting the rigs as well as the completion teams and if so, I recognize this is early, what are you seeing on the pricing side?

<A>: Right now we are not seeing really much price impact. We’re still sort of training at the levels we’ve been at now for the last 90 to 120 days. But we are starting to see service companies require longer term contracts to contract. So we’ll be dealing with that. Obviously, with the commitment that we have to drill wells over the next several years, we are likely to enter into some longer contracts.

<Q>: I appreciate the color, guys. Thanks for the time.

<A>: Thank you.

Operator: Your next question comes from the line of Gary Stromberg Barclays Capital.

<Q – Gary Stromberg>: Hi, good morning, guys.

<A>: Good morning, Gary.

<Q – Gary Stromberg>: Just two questions. One is what is restricted payments ability under your two senior note debentures? Do you have ability to buy back stock?

<A>: We do have that flexibility, Gary.

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Atlas Energy, Inc.	ATLS	Atlas Energy, Inc and Reliance Industries Limited Joint Venture Call	Apr. 12, 2010
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<Q – Gary Stromberg>: Do you have a restricted payments basket? Do you know what that basket is as of today?

<A>: We do and I don’t have that number for you, but we can get it to you.

<Q – Gary Stromberg>: Okay. That will be helpful. And then I guess second is more hypothetical. You have two fairly high coupon note issues out there 10.75 in 12,1/8 [ph] coupons. Could you look with some of the cash you’re going to build to take some of that debt out as well?

<A>: We will and we can. Again, that will be an evaluation that we’ll make along with other uses of cash that we’ll have available to us as a business. But that is among the alternatives obviously that we have going forward to use free cash flow and we’ll make that evaluation as the fullness of time allows. Also, obviously we hope that, again, this event leads to a far more favorable review by continually by the market and also by the agencies and that we’ll take advantage of that as time progresses.

<Q – Gary Stromberg>: Okay. That’s all I had. Thank you.

<A>: Thank you, Gary.

Operator: And at this moment, there is no more questions in the queue.

Brian J. Begley, Vice President, Investor Relations

Then I think we will take a short hiatus of a few weeks while we prepare material that we think will be very interesting to our listeners. So we invite you all to be alert to the announcement of our quarterly conference call. And thank you all for participating and thank you all very much for the kind remarks.

Operator: Thank you for your participation in today’s conference. This concludes your presentation and you may now disconnect. Have a great day.

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